Exhibit 10.8
PANEX  RESOURCES INC SERVICES AGREEMENT
WITH
GLOBAL STRATEGIC SYNERGIES GMBH

	Table of Contents

1	General	3
	The Services	3

2	Term	3
	Term	3

3	The Services	3
	Provision of Services	3
	Variations	3

4	Premises	3
	Customer office area	3

5	Provider not to accept inducements	3
	Inducements	3

6	Payments	3
	Service payments	3
	Invoices and payment	4
	Payment for variations	4
	Payments not wages or salary	4
	GST / VAT	4

7	Confidentiality	4
	Obligations of confidentiality	4
	Further permitted use and disclosure	4
	Exclusions	4
	Responsibility for Representatives	5
	Undertakings from Representatives	5
	Notification of unauthorised use	5
	Return of Confidential Information	5
	Obligations to continue after Agreement ends	5

8	Obligations at end of Agreement	5
	Return of property	5

9	Dispute resolution	5
	Meeting to attempt to resolve disputes	5
	Performance of obligations	5

10	Miscellaneous	5
	Approvals and consent	5
	Assignment	5
	Entire Agreement	6
	Execution of separate Agreements	6
	Further acts	6
	Governing law and jurisdiction	6
	Rights cumulative	6
	Severability	6
	Waiver	6

11	Definitions and interpretation	6
	Definitions	6

Interpretation	7
Schedule 1	7
Deliverables	7

Monthly rate (EXCLUDING GST / VAT)	8

Daily rate	8
Examples to illustrate the above:	8

Execution and date	9

Parties

Panex Resources Inc. (Customer) and Global Strategic Synergies Gmbh (Provider).

1            General

The Services

1.1	This Agreement sets out the terms and conditions on which the Provider will render the Services to the Customer as reasonable required.

2            Term

Term

2.1	This Agreement starts on April 27, 2015 and will remain in force for the Term, unless terminated earlier or extended in accordance with this Agreement.

2.2	At any time during the term of this Agreement either party may terminate this Agreement by giving 1 months written notice to the other party , except that the Customer may not terminate without paying for Service s at least until December 31, 2015 and thereafter on a prorate basis per schedule 1.

3            The Services

Provision of Services

3.1	The Provider will render the Services in accordance with this Agreement exercising due care, skill and judgement, in an efficient and professional manner and in accordance with accepted professional and business practices.

Variations

3.2	The Customer may at any time request the Provider alter the Services or request the Provider carry out any work of a character similar to the Services as the Customer may consider reasonably necessary. These requests must be in writing. The Provider will seek to comply with any such request, provided the request is reasonably issued and is within the power of the Provider.

4            Premises

Customer office area

4.1	There will be no need for the Customer to occupy a desk at the Customer premises.

4.2	If the Provider must use the Customer office area, then he must do so in a responsible and reasonable manner and may occupy and use the area in a manner consistent with its current occupation and use. The Provider must ensure that the Customers employees do not enter unauthorised areas.

5            Provider not to accept inducements

Inducements

5.1	The Provider will not in any circumstances, either directly or indirectly, receive or accept any payment or other benefit in money or in kind from any person;

5.1.1	as an inducement or reward for any act in connection with any matter or business transacted by or on behalf of the Customer; or

5.1.2	in any other matter or business transaction with a Customer Company;

5.1.3	except with the consent of the Customer.

6            Payments

Service payments

6.1	The Customer will pay the Provider for rendering the Services. The Customer will make all payments to the Provider in accordance with the rates set out in Schedule 1.

Invoices and payment

6.2	The Provider must submit monthly invoices to the Customer. The Customer will pay all correctly rendered invoices within 15 days of receipt of invoice.

Payment for variations

6.3	If the Customer requests the Provider in writing to alter or vary the Services, and the Provider has agreed to render those services, the amount payable by the Customer to the Provider for any variation carried out in accordance with such direction, will be as agreed by the parties.

Payments not wages or salary

6.4	Payments made by the Customer to the Provider are not wages or salary. The Provider acknowledges that

6.4.1	it is responsible for the payment of all income, profit and salary tax payable in respect of the payments received by it;

6.4.2	it must pay its employees and must make any taxation or other deductions required by law, and it is responsible for paying superannuation, sickness and leave benefits, payroll tax and workers' compensation cover in respect of its employees.

GST / VAT

6.5	A party must pay GST / VAT on a Taxable Supply made to it under this Agreement, in addition to any consideration (excluding GST / VAT) that is payable for that Taxable Supply. It must do so at the same time and in the same way as it is required to pay the consideration for the Taxable Supply.

6.6	A party making a Taxable Supply to another party under this Agreement must issue a Tax Invoice to the other party, setting out the amount of the GST / VAT payable by that other party.

7            Confidentiality

Obligations of confidentiality

7.1	Where the Provider receives Confidential Information from the Customer under this Agreement or otherwise in connection with the Services, the Provider must:

7.1.1	keep the Confidential Information confidential;

7.1.2	not use, disclose or reproduce the Confidential Information for any purpose other than the purposes of this Agreement;

7.1.3	not, without the Customer's written consent, disclose Confidential Information to any person other than its employees, who need the information for the purposes of this Agreement; and

7.1.4	establish and maintain effective security measures to safeguard the Confidential Information from unauthorised access, use, copying or disclosure.

Further permitted use and disclosure

7.2	Notwithstanding clause 7.1, the Provider may use or disclose Confidential Information to the extent necessary to:

7.2.1	comply with any law, binding directive of a regulator or a court order;

7.2.2	comply with the listing rules of any stock exchange on which its securities are listed; or

7.2.3	obtain professional advice in relation to matters arising under or in connection with this Agreement.

Exclusions

7.3	Clause 7.1 does not apply to Confidential Information:

7.3.1	which is in or becomes part of the public domain, otherwise than through breach of an obligation of confidence;

7.3.2	which the Provider acquires from a third party where that third party was entitled to disclose it.

Responsibility for Representatives

7.4	The Provider must ensure that its employees do not do, or omit to do anything, which if done or omitted to be done by the Provider, would breach this clause.

Undertakings from Representatives

7.5	The Customer may at any time require any employees of the Provider engaged in the performance of obligations under this Agreement to give written undertakings in a form prepared by the Customer relating to the non- disclosure of the Confidential Information and the Provider must promptly arrange for all such undertakings to be given.

Notification of unauthorised use

7.6	The Provider must immediately notify the Customer of any potential, suspected or actual unauthorised use, copying or disclosure of the Confidential Information.

Return of Confidential Information

7.7	The Provider must immediately on demand, or on completion or termination of this Agreement, return to the Customer any documents in its possession, power or control containing Confidential Information. Subject to clause 7.2, the Provider must not retain copies of any Confidential Information in any form.

Obligations to continue after Agreement ends

7.8	All obligations of confidence set out in this Agreement continue in full force and effect after the Agreement set out in this Agreement ends.

8            Obligations at end of Agreement

Return of property

8.1	When the Agreement ends, the Provider must immediately return all of the Customer's equipment, information, documents, records and other property used by it in the provision of the Services or otherwise in the Provider's possession or control. Provided however that the Provider may retain copies of any documents required for its taxation or accounting records and provided also that the Provider will allow the Customer access to any original document as the Customer may require from time to time to satisfy any enquiry from the taxation authorities, government or listed agency.

9            Dispute resolution

Meeting to attempt to resolve disputes

9.1	If a dispute arises under this Agreement, either party may at any time give written notice to the other re questing that a meeting take place to seek to resolve the dispute. Representatives of both parties must meet within 3 business days of the notice and endeavour to resolve the dispute. If such meeting does not take place or if after3 business days of the meeting the dispute remains unresolved, either party may pursue its rights at law.

Performance of obligations

9.2	During a dispute, each party must continue to perform its obligations under this Agreement.

10            Miscellaneous

Approvals and consent

10.1	Except where the contrary is stated in this Agreement, a party may give or withhold an approval or consent to be given under this Agreement in that party's absolute discretion and subject to those conditions determined by the party. A party is not obliged to give its reasons for giving or withholding consent or for giving consent subject to conditions. Where this Agreement refers to a matter being to the 'satisfaction' of a party, this means to the satisfaction of that party in its absolute discretion.

Assignment

10.2	Except as expressly permitted by this Agreement, a party must not assign any of its rights without the prior written consent of the other parties. That consent may be given or withheld at a party's absolute discretion.

Entire Agreement

10.3	This Agreement contains everything the parties have agreed on in relation to the matters it deals with, and supercedes and replaces all prior agreements between the parties, whether verbal or in writing. No party can rely on an earlier document, or anything said or done by another party, or by a director, officer, agent or employee of that party, before this document was executed, except where permitted by law.

Execution of separate Agreements

10.4	This Agreement is properly executed if each party executes either this Agreement or an identical Agreement. In the latter case, this Agreement takes effect when the separately executed Agreements are exchanged between the parties.

Further acts

10.5	Each party must promptly execute all Agreements and do all things that another party from time to time reasonably requests to affect, perfect or complete this Agreement and all transactions incidental to it.

Governing law and jurisdiction

10.6	This document is governed by and is to be construed in accordance with the laws of Zug in English, Switzerland in the English language. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of this place.

Rights cumulative

10.7	Except when the contrary is stated in this Agreement, the rights of a party under this Agreement are cumulative and are in addition to the other rights of that party.

Severability

10.8	If a clause or part of a clause of this Agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this document, but the rest of this document is not affected.

Waiver

10.9	The fact that a party fails to do, or delays in doing, something the party is entitled to do under this Agreement, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

11            Definitions and interpretation

Definitions

11.1	In this Agreement the following definitions apply:

Confidential Information means any information provided by the Customer to the Provider. It includes:

(a)	all commercial, geological, geo-scientific, technical, financial, operational, environmental and other information, data, experience and know-how which is directly or indirectly related to the Customer and its properties and shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents which contain, reflect or are based upon, in whole or in part, the information, data, experience or know-how of the Customer and its officers, directors, employees and consultants.; and

(b)	the terms and conditions of this Agreement.

Effective Date 27.04.2015

Services mean the services to be provided to the Customer under this Agreement in order to provide the Deliverables as set out in Schedule 1.

Term means the period of time determined in accordance with clause 2.

Interpretation

11.2	In the interpretation of this Agreement, the following provisions apply unless the context otherwise requires:

11.2.1	Headings are inserted for convenience only and do not affect the interpretation of this Agreement.

11.2.2	A reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this Agreement.

11.2.3	An expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

11.2.4	A word which denotes the singular denotes the plural, a word which denotes the plural denotes the singular, and a reference to any gender denotes the other genders.

11.2.5	References to the word 'include' or 'including' are to be construed without limitation.

11.2.6	A reference to this Agreement includes the Agreement recorded in this Agreement.

11.2.7	Any schedules and attachments form part of this Agreement.

Schedule 1

Monthly rate (EXCLUDING GST / VAT)
Monthly rate	10'000.00 USD per month

Business Travel, accommodation, incidentals' and third party costs to be charged at cost incurred direct to third party contracted via the customer. The provider to propose costs or quotes prior to incurring any expenses for approval.
At cost
Force Majeure circumstances may apply upon which the contract is suspended.
Insurance will be provided by the Customer

Execution and date

Executed as an Agreement dated 27th April 2015

Executed by CUSTOMER by authorised signatories:

/S/ MARK GASSON
Signature of authorised signatory	Signature of authorised signatory

Mark Gasson
Name	Name

Executed by PROVIDER

/S/ ROSS DOYLE
Signature of authorised signatory	Signature of Witness

Ross Doyle
Name